Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FOURTH QUARTER AND FULL YEAR 2017 RESULTS

MIDLAND, Texas, March 1, 2018/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported preliminary financial results for its fourth quarter and full year ended December 31, 2017.

For the quarter ended December 31, 2017, the Company reported revenues of $39,125,000, an increase of approximately 30% as compared to $30,067,000 for the quarter ended December 31, 2016. For the fourth quarter 2017, the Company reported a net loss of $4,544,000 or $0.21 loss per share attributable to common stock as compared to a net loss of $7,187,000 or $0.33 loss per share attributable to common stock for the quarter ended December 31, 2016. The Company reported EBITDA of $4,283,000 for the quarter ended December 31, 2017 as compared to $313,000 for the quarter ended December 31, 2016.

For the year ended December 31, 2017, the Company reported revenues of $157,148,000, an increase of approximately 18% as compared to $133,330,000 for the year ended December 31, 2016. For the full year 2017, the Company reported a net loss of $31,266,000 or $1.44 loss per share attributable to common stock as compared to a net loss of $39,792,000 or $1.84 loss per share attributable to common stock for the year ended December 31, 2016. The Company reported EBITDA of $2,507,000 for the year ended December 31, 2017 as compared to negative EBITDA of $2,045,000 for the year ended December 31, 2016.

During the fourth quarter of 2017, as anticipated, the Company experienced a temporary decline in crew utilization primarily due to project readiness issues. The Company began the fourth quarter operating seven crews in the United States (“U.S.”) and two in Canada and ended the quarter operating six crews in the U.S. and three in Canada. The fourth quarter in the U.S. historically has been challenging due to shorter work days and the holiday season. The Company is currently operating seven crews in the U.S. Based on currently available information, the Company anticipates operating up to seven U.S. crews into the third quarter of 2018, completing two U.S. microseismic projects during the first half of 2018, and operating four crews in Canada through the end of the winter season which concludes at the end of the first quarter of 2018.

Stephen C. Jumper, President and Chief Executive Officer, said, “We are encouraged by our third and fourth quarter results, as we finished the year with positive full year EBITDA of $2,507,000. We overcame negative EBITDA of $7.3 million for the first half of 2017 by generating positive EBITDA of $9.8 million during the second half of 2017. During 2017, we continued to explore ways to reduce costs, downsized the levels of in-house services and gained operating efficiencies through internal restructuring. While we continue to experience lower than historical demand, we encountered a moderate increase in demand for our services for the year 2017 when compared to 2016. This resulted in improved productivity and crew utilization, primarily during the second half of the year. The recent rise in oil prices, combined with forecasted oil price increases through 2018, has resulted in increased demand for our services and has brought about a return to positive EBITDA. At the same time, the oil and gas industry’s renewed focus on profitability as well as production growth has further driven an increase in requests for proposals, as more E&P operators seek to lower drilling and completion costs as well as maximize production through the integrated use of seismic data into their development plans. While still well off the demand levels experienced in 2015, the recent increase in bid activity is encouraging.”

Jumper continued, “As we experienced during the third quarter of 2017, the majority of our projects continue to be driven by multi-client data library companies, a model we do not actively participate in but we do act as a contractor for several of the largest providers. The competition between various multi-client providers continues to remain strong and affects project timing as seismic programs are put together with multiple participants, a situation which is beyond our control. It is our belief that seismic data acquisition activity will increase in producing basins outside of the Permian and Delaware basins, the primary areas of activity in the U.S., as commodity prices improve and those basins become more economic.”

As reported during the third quarter of 2017, the Company’s Board of Directors approved an increase in our 2017 capital budget to $16 million in response to an attractive opportunity to acquire 19,000 units of multi-component seismic data acquisition equipment, including 57,000 additional cable-less recording channels to better serve its valued clients in both the U.S. and Canada. The Company believes that it fields the largest fleet of multi-component equipment in North America, which continues to be fully deployed. The Company now owns and operates nearly 250,000 cable-less recording channels which provide a competitive advantage by enabling it to react and respond to client demand quickly and efficiently. With nearly 250,000 cable-less recording channels, the Company believes it has the largest fleet of cable-less channels in North America. The Company’s balance sheet remains strong with $38,596,000 of cash and short term investments and working capital of $59,297,000. The Company has capital lease obligations totaling $7,865,000 as of December 31, 2017.

Jumper concluded, “Project visibility, while remaining constrained due to uncertain oil and natural gas prices, has improved.  Despite the improved operating environment, we continue to maintain a conservative approach at Dawson Geophysical. We remain committed to maintaining a strong balance sheet and positioning ourselves as the leader of onshore seismic data acquisition services in North America. Management has an optimistic outlook for 2018 provided that oil prices maintain or improve on current levels. As stated earlier, while the Permian and Delaware Basins remain the primary areas of activity, we are beginning to see a modest uptick in bid activity and interest levels outside of those regions. In conclusion, we continue to be well positioned to meet the needs of our shareholders and clients as we deliver the best in class high resolution subsurface images that enable our clients to reduce costs and improve their operating efficiencies.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its year-end and fourth quarter 2017 financial results on March 1, 2018 at 9:00 a.m. Central / 10:00 a.m. Eastern. Participants can access the call at 1-888-882-4478 (US/Canada) and 1-323-701-0226 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through April 1, 2018 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 6541381. The webcast will be recorded and available for replay on Dawson’s website at http://www.dawson3d.com until April 1, 2018.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                    the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                    its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                    the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance.  However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 13, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)

Operating revenues	$39,125	$30,067	$157,148	$133,330
Operating costs:
Operating expenses	31,525	27,458	139,164	121,661
General and administrative	3,893	3,575	16,189	16,822
Depreciation and amortization	9,485	10,316	39,235	44,283
	44,903	41,349	194,588	182,766

Loss from operations	(5,778)	(11,282)	(37,440)	(49,436)

Other income (expense):
Interest income	76	121	306	347
Interest expense	(97)	(21)	(158)	(260)
Other income	576	1,279	712	3,108
Loss before income tax	(5,223)	(9,903)	(36,580)	(46,241)

Income tax benefit	679	2,716	5,314	6,449

Net loss	(4,544)	(7,187)	(31,266)	(39,792)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	66	(194)	816	228

Comprehensive loss	$(4,478)	$(7,381)	$(30,450)	$(39,564)

Basic loss per share attributable to common stock	$(0.21)	$(0.33)	$(1.44)	$(1.84)

Diluted loss per share attributable to common stock	$(0.21)	$(0.33)	$(1.44)	$(1.84)

Weighted average equivalent common shares outstanding	21,733,724	21,636,869	21,694,645	21,611,562

Weighted average equivalent common shares outstanding - assuming dilution	21,733,724	21,636,869	21,694,645	21,611,562

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,013	$14,624
Short-term investments	16,583	40,250
Accounts receivable, net of allowance for doubtful accounts of $250 at December 31, 2017 and 2016	33,138	16,031
Current maturities of notes receivable	695	—
Prepaid expenses and other current assets	4,677	4,822
Total current assets	77,106	75,727

Property and equipment	307,844	324,950
Less accumulated depreciation	(221,271)	(214,033)
Property and equipment, net	86,573	110,917

Notes receivable, net of current maturities	841	—
Intangibles, net	494	487
Long-term deferred tax assets, net	224	535

Total assets	$165,238	$187,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,933	$5,617
Accrued liabilities:
Payroll costs and other taxes	1,151	885
Other	4,314	2,983
Deferred revenue	3,699	3,155
Current maturities of notes payable and obligations under capital leases	2,712	2,357
Total current liabilities	17,809	14,997

Long-term liabilities:
Notes payable and obligations under capital leases, net of current maturities	5,153	—
Deferred tax liabilities, net	874	146
Other accrued liabilities	150	1,639
Total long-term liabilities	6,177	1,785

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 21,836,617 and 21,704,851 shares issued, and 21,788,172 and 21,656,406 shares outstanding at December 31, 2017 and 2016, respectively	218	217
Additional paid-in capital	143,835	142,998
Retained (deficit) earnings	(2,021)	29,265
Treasury stock, at cost; 48,445 shares at December 31, 2017 and 2016	—	—
Accumulated other comprehensive loss, net	(780)	(1,596)
Total stockholders’ equity	141,252	170,884

Total liabilities and stockholders’ equity	$165,238	$187,666

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net loss	$(4,544)	$(7,187)	$(31,266)	$(39,792)
Depreciation and amortization	9,485	10,316	39,235	44,283
Interest expense (income), net	21	(100)	(148)	(87)
Income tax benefit	(679)	(2,716)	(5,314)	(6,449)
EBITDA	$4,283	$313	$2,507	$(2,045)

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net cash (used in) provided by operating activities	$(3,394)	$(5,684)	$(6,703)	$8,742
Changes in working capital and other items	7,947	6,205	10,186	(9,908)
Noncash adjustments to net loss	(270)	(208)	(976)	(879)
EBITDA	$4,283	$313	$2,507	$(2,045)